SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

FACEPRINT GLOBAL SOLUTIONS, INC.
(Exact name of registrant as specified in its charter)

Wyoming	33-0619256
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1111 E. Herndon Ave., Suite 115, Fresno, California	93720
(Address of principal executive offices)	(Zip Code)

Amended and Restated 2007 Consultant Stock Plan
(Full title of the plan)

Pierre Cote 1111 E. Herndon Ave., Suite 115 Fresno, California 93720
(Name and address of agent for service)

(559) 436-1060
(Telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of Securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee

Common Stock	2,000,000	$0.025	$50,000	$1.54

(1) Includes an indeterminate number of additional shares that may be issued to adjust the number of shares issued pursuant to the stock plan described herein as the result of any future stock split, stock dividend, or similar adjustment of the registrant’s outstanding common stock.

(2) Estimated pursuant to Rule 457(h) solely for purposes of calculating amount of registration fee, based upon the average of the bid and ask prices reported on August 24, 2007, as reported on the OTC Electronic Bulletin Board.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in this Part I will be sent or given to participants in the Amended and Restated 2007 Consultant Stock Plan (the “Plan”) as specified by Rule 428(b)(1). Pursuant to the instructions for Form S-8, such documents need not be filed with the Commission either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in this registration statement pursuant to Item 3 of Part II of this Form, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act of 1933, as amended. See Rule 428(a)(1).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The following documents are hereby incorporated by reference into this registration statement:

(a) The Annual Report for the fiscal year ended March 31, 2007, filed by the registrant with the Securities and Exchange Commission (the “Commission”) on Form 10-KSB on August 13, 2007, which contains audited consolidated financial statements for the most recent fiscal year for which such statements have been filed.

(b) The Quarterly Report for the quarter ended June 30, 2007, filed by the registrant with the Commission on Form 10-QSB on August 20, 2007.

(c) The Current Report on Form 8-K that the Registrant filed with the Commission on May 31, 2007.

(d) The description of the registrant’s common stock, which is included in Amendment No. 6 to the registration statement on Form SB-2, file no. 333-132799, filed with the Commission on February 12, 2007.

(e) In addition, all documents subsequently filed by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of filing of such documents.

Item 4.  Description of Securities.

Not applicable. The class of securities to be offered is registered under Section 12 of the Exchange Act.

Item 5.  Interests of Named Experts and Counsel.

Richardson & Patel LLP has given an opinion on the validity of the securities being registered hereunder. Erick Richardson and Nimish Patel, partners of the law firm, are eligible to receive shares of the Company’s common stock pursuant to this Form S-8 registration statement. As of August 21, 2007, Peter Hogan, an attorney at Richardson & Patel LLP, owns 2,500 shares of our common stock, and Richardson & Patel owns 179,999 shares of our common stock.

Item 6.  Indemnification of Directors and Officers.

FacePrint has adopted provisions in its articles of incorporation and bylaws that limit the liability of its directors and provide for indemnification of its directors and officers to the full extent permitted under the Wyoming General Business Act. Under FacePrint's articles of incorporation, and as permitted under the Wyoming General Business Act, directors are not liable to FacePrint or its stockholders for monetary damages arising from a breach of their fiduciary duty of care as directors. Such provisions do not, however, relieve liability for breach of a director's duty of loyalty to FacePrint or its stockholders, liability for acts or omissions not in good faith or involving intentional misconduct or knowing violations of law, liability for transactions in which the director derived an improper personal benefit, or liability for the payment of a dividend in violation of Wyoming law. Further, the provisions do not relieve a director's liability for violation of, or otherwise relieve FacePrint or its directors from the necessity of complying with, federal or state securities laws or affect the availability of equitable remedies such as injunctive relief or recision.

At present, there is no pending litigation or proceeding involving a director, officer, employee, or agent of FacePrint where indemnification will be required or permitted. FacePrint is not aware of any threatened litigation or proceeding that may result in a claim for indemnification by any director or officer.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to directors, officers, and controlling persons of FacePrint pursuant to the foregoing provisions, or otherwise, FacePrint has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by FacePrint of expenses incurred or paid by a director, officer, or controlling person of FacePrint in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, FacePrint will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 7.  Exemption from Registration Claimed.

Not applicable.

Item 8.  Exhibits.

5.1	Opinion regarding legality
23.1	Consent of Pritchett, Siler & Hardy, P.C.
23.2	Consent of Richardson & Patel LLP (included in Exhibit 5)
99.1	Amended and Restated 2007 Consultant Stock Plan

Item 9.  Undertakings.

(a) The undersigned registrant hereby undertakes to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement (1) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; (2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Fresno, California, on this 27th day of August, 2007.

FACEPRINT GLOBAL SOLUTIONS, INC. A Wyoming Corporation

/s/ Pierre Cote
By: Pierre Cote
Its: Chief Executive Officer and President

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated:

Dated: August 27, 2007	/s/ Pierre Cote
Pierre Cote
President, Chief Executive Officer, Principal Financial Officer, and Director

Dated: August 27, 2007	/s/ Allan J. Balchi, Jr.
Allan J. Balchi, Jr.
Director

Dated: August 27, 2007	/s/ Jean Houle
Jean Houle
Director